Exhibit 99.1

Finch Therapeutics Announces Decision to Discontinue Phase 3 Trial of CP101 and Focus on Realizing the Value of Its Intellectual Property Estate and Other Assets

SOMERVILLE, Mass., January 24, 2023 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (the “Company,” “Finch,” or “Finch Therapeutics”) (Nasdaq: FNCH) today announced its decision to discontinue the PRISM4 Phase 3 trial of CP101 in recurrent C. difficile infection (CDI) and focus on realizing the value of its intellectual property estate and other assets. This decision follows an assessment by Finch’s management team and board of directors of several factors, including the Company’s outlook for securing additional capital or partnerships to help fund the CP101 program through important milestones, slower than anticipated enrollment in the PRISM4 trial, the harmful impact of ongoing unauthorized use of the Company’s intellectual property, and broader sector trends. As a result of this decision, Finch is reducing its workforce by approximately 95%. The majority of impacted roles will end in February 2023, while some roles are expected to be maintained into May 2023 to support the Company’s new focus and continued evaluation of opportunities to create value for shareholders.

Finch has a portfolio of microbiome assets including CP101, an investigational orally administered microbiome candidate with positive data from a Phase 2 placebo-controlled trial and a Phase 2 open-label trial in recurrent CDI. Additionally, Finch has pre-clinical microbiome assets that are designed to target ulcerative colitis, Crohn’s disease, and autism spectrum disorder. Finch has a robust intellectual property estate reflecting the Company’s pioneering role in the microbiome therapeutics field, including more than 70 issued U.S. and foreign patents with critical relevance for both donor-derived and donor-independent microbiome therapeutics in a range of potential indications.

“These were very difficult decisions that we determined were necessary after carefully considering a number of factors and challenges facing Finch,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “I would like to extend my deepest gratitude to all the Finch team members who dedicated their passion and talent to pursuing our mission of harnessing the microbiome to serve patients in need. I would also like to sincerely thank the patients, study investigators, and study staff who participated in our trials and helped advance this important research in a promising new field of medicine.”

About Finch Therapeutics

Finch Therapeutics has a portfolio of microbiome assets including CP101, a late-stage, investigational, orally administered microbiome candidate with positive clinical data from a Phase 2 randomized, placebo-controlled trial and a Phase 2 open-label trial in recurrent C. difficile infection (CDI). Additionally, Finch has pre-clinical assets that are designed to target ulcerative colitis, Crohn’s disease, and autism spectrum disorder. Finch has a robust intellectual property estate reflecting the Company’s pioneering role in the microbiome therapeutics field, including more than 70 issued U.S. and foreign patents with critical relevance for both donor-derived and donor-independent microbiome therapeutics in a range of potential indications. In January 2023, Finch announced a decision to discontinue its Phase 3 trial of CP101 in recurrent CDI and focus on realizing the value of its intellectual property estate and other assets.

Forward-Looking Statements

This press release includes “forward-looking statements.” Words such as “will,” "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: Finch’s focus on realizing the value of its intellectual property estate and other assets; Finch’s plans to discontinue its Phase 3 trial of CP101 in recurrent CDI; the timeline and execution of Finch’s plans to reduce its workforce; Finch’s evaluation of opportunities to create value for shareholders; and the therapeutic potential of Finch’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, those related to: the possibility that Finch will not be able to realize the value of its intellectual property estate and other assets or that no strategic alternatives will be available to Finch on attractive terms and that Finch’s stockholders will not realize any value in the Company’s shares; Finch’s product candidates may not generate the benefits to patients that are anticipated; Finch’s ability to comply with regulatory requirements; and Finch’s ability to maintain patent and other intellectual property protection and the possibility that Finch’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022, as supplemented by Finch’s Quarterly Reports on Form 10-Q filed with the SEC on May 16, 2022, August 11, 2022 and November 10, 2022, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Stephen Jasper
Gilmartin Group
(858) 525-2047
stephen@gilmartinir.com

Media Contact:
Jenna Urban
Berry & Company Public Relations

(212) 253-8881
jurban@berrypr.com